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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                Contact: Bert Delano
                                                              Allegheny Ludlum
                                                              Corporation
                                                              412/394-2813

                                                              Rosanne O'Brien
                                                              Teledyne, Inc.
                                                              310/551-4265

                    ALLEGHENY LUDLUM AND TELEDYNE ANNOUNCE
              CONCLUSION OF JUSTICE DEPARTMENT ANTITRUST REVIEW;
               SHAREHOLDER MEETINGS TARGETED FOR MID-AUGUST 1996

PITTSBURGH, PA and LOS ANGELES, Calif., June 27, 1996. Allegheny Ludlum Corporation (NYSE:ALS) and Teledyne, Inc. (NYSE:TDY) announced today that the U.S. Department of Justice has closed its antitrust review of the proposed strategic merger of Allegheny Ludlum and Teledyne. The companies have been advised that there will be no further action by the Department.

The Companies also announced that they each intend to hold Special Meetings of Shareholders in mid-August 1996 to vote on the proposed combination, and that Monday, July 8, 1996 has been established as the record date for the determination of shareholders entitled to vote at the Meetings. Both Companies expect to mail proxy materials in the coming weeks.

As previously announced, Allegheny Ludlum and Teledyne entered into a definitive agreement to combine the businesses of the two Companies pursuant to which each Company will become a wholly owned subsidiary of Allegheny Teledyne
Incorporated.   Under the terms of the definitive agreement, Teledyne
shareholders will receive 1.925 shares of common stock in Allegheny Teledyne for each of their Teledyne common shares, while Allegheny Ludlum shareholders will receive one share of common stock in the new company for each of their shares in Allegheny Ludlum.
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Allegheny Ludlum is a leading producer of a wide range of specialty materials including stainless steels, electrical steels, tool steels, high technology alloys and grain-oriented silicon steel.

Teledyne, Inc. is a federation of technology-based manufacturing businesses serving worldwide customers with commercial and government-related aviation and electronics products; specialty metals for consumer, industrial and aerospace applications; and industrial and consumer products.

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